Exhibit 99.1

Contact: Chris Papa Post Properties, Inc. (404) 846-5028

Post Properties Announces Fourth Quarter 2015 Earnings

Announces Development of Post Centennial Park™ in Atlanta, Georgia

Announces Earnings Guidance for 2016

Investor/Analyst Conference Call Scheduled for Friday, February 5 at 10:00 a.m. ET

ATLANTA, Thursday, February 4, 2016 – Post Properties, Inc. (NYSE: PPS) announced today net income available to common shareholders of $20.0 million, or $0.37 per diluted share, for the fourth quarter of 2015, compared to $18.5 million, or $0.34 per diluted share, for the fourth quarter of 2014.

Net income available to common shareholders for the year ended December 31, 2015, was $76.9 million, or $1.41 per diluted share, compared to $211.4 million, or $3.88 per diluted share, for the year ended December 31, 2014.

Net income for the full year 2015 included a gain on the sale of real estate assets of $1.5 million.  Net income for the full year 2014, included gains on sales of apartment communities of $163.8 million, offset by losses on the extinguishment of indebtedness of $16.6 million, both net of noncontrolling interest.

Funds From Operations

The Company uses the National Association of Real Estate Investment Trusts (“NAREIT”) definition of Funds from Operations (“FFO”) as an operating measure of the Company’s financial performance.  A reconciliation of FFO to GAAP net income is included in the financial data (Table 1) accompanying this press release.

FFO for the fourth quarter of 2015 was $42.5 million, or $0.78 per diluted share, compared to $40.1 million, or $0.73 per diluted share for the fourth quarter of 2014. FFO for the fourth quarter of 2014 included FFO from condominium activities of $0.7 million, or $0.01 per diluted share.

FFO for the year ended December 31, 2015 was $162.7 million, or $2.98 per diluted share, compared to $133.1 million, or $2.44 per diluted share, for the year ended December 31, 2014.  FFO for the full year 2015 included losses on extinguishment of indebtedness of $0.2 million, or less than $0.01 per diluted share.  FFO for the full year 2014 included FFO from condominium activities of $2.3 million, or $0.04 per diluted share, as well as a net loss on extinguishment of indebtedness of $16.6 million, net of noncontrolling interest, or $0.30 per diluted share.

Said Dave Stockert, Post’s CEO and President, “2015 was another solid year.  We achieved strong growth in earnings and cash flow, continued improving the balance sheet, opened a beautiful new apartment community and commenced the development of three others, raised the dividend and began opportunistically repurchasing shares.  The overall housing market remains largely in balance, and remains a supportive backdrop to our ongoing success.”

Same Store Community Data

Total revenues at the Company’s 50 same store communities, containing 18,780 apartment units, increased 3.1% and total operating expenses increased 4.3% during the fourth quarter of 2015, compared to the fourth quarter of 2014, producing a 2.4% increase in same store net operating income (“NOI”).  The average monthly rental rate per unit increased 2.2% during the fourth quarter of 2015, compared to the fourth quarter of 2014. Average economic occupancy was 96.6% for the fourth quarter of 2015, compared to 95.8% for the fourth quarter of 2014.

On a sequential basis, total revenues for the same store communities decreased 0.5% and total operating expenses decreased 4.0%, resulting in a 1.8% increase in same store NOI for the fourth quarter of 2015, compared to the third quarter of 2015.  On a sequential basis, the average monthly rental rate per unit increased 0.4%.  For the fourth quarter of 2015, average economic occupancy at the same store communities was 96.6%, compared to 97.0% for the third quarter of 2015.

Total revenues for the same store communities increased 2.8% and total operating expenses increased 3.7% for the full year 2015, compared to the full year 2014, producing a 2.2% increase in same store NOI.  The average monthly rental rate per unit increased 2.3% for the full year 2015, compared to the full year 2014.  For the full year 2015, average economic occupancy at the Company’s same store communities was 96.1% compared to 95.8% for the full year 2014.

Same store NOI is a supplemental non-GAAP financial measure.  A reconciliation of same store NOI to the comparable GAAP financial measure is included in the financial data (Table 2) accompanying this press release.  Information on same store NOI and average rental rate per unit by geographic market is also included in the financial data (Table 3) accompanying this press release.

Investment Activity

Development Activity

The Company announced today the development of Post Centennial Park™, a mid-rise luxury apartment community located in Atlanta, Georgia, planned to consist of 438 apartment units with an average unit size of approximately 808 square feet.  The community will be located in Atlanta’s central business district, adjacent to one of Atlanta’s premier city parks, and walkable to the MARTA Civic Center and Peachtree Center rail stations, and the Atlanta Streetcar.  Post Centennial Park™ is walking distance to sporting events, concerts, restaurants, downtown Atlanta attractions, and some of Atlanta’s largest employers. The project is expected to have a total development cost of approximately $96.0 million and is expected to initially produce an estimated stabilized yield on cost of approximately 5.8%, calculated on current market rents and after a 3% management fee, $300 per unit replacement reserve and a 10-year partial property tax abatement. The community will include a mix of studio, one, two and three-bedroom apartments, with market rents forecast to average approximately $1,620 per month. Ten percent of the planned units will be designated as workforce housing, with rents forecast to average approximately $1,090 per month.

In the aggregate, the Company has 2,290 units in six apartment communities, and approximately 5,800 square feet of retail space, under development with a total estimated cost of $478.6 million, and a remaining funding requirement of $327.3 million. The Company believes it has adequate internal and external resources to fund its development commitments.

Share Repurchase Program

In August 2015, the Company announced a plan to allocate up to $100 million of capital to pursue a program of share repurchases over an approximately 12-month period.  Over the past three months, the Company has repurchased 328,131 shares of common stock at an aggregate cost of $18.4 million and at an average gross price per share of $56.02.  Cumulatively, since the program began, the Company has repurchased 810,198 shares of common stock at an aggregate cost of $45.1 million and at an average gross price per share of $55.65.  Any future repurchases are expected to be conditioned on the trading price of the Company’s common stock in relation to management’s estimates of the net asset value of the Company’s portfolio and on general economic and market conditions.  There can be no assurance that any additional shares will be repurchased under this program.

Financing Activity

Leverage and Line of Credit Capacity

Total debt and preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partners’ share of real estate assets and debt) was 29.8% at December 31, 2015.

As of February 3, 2016, the Company had outstanding borrowings of $13.2 million and letters of credit totaling $0.1 million under its combined $330 million unsecured lines of credit. The Company has no principal debt maturities until 2017.

Computations of debt ratios and reconciliations of the ratios to the appropriate GAAP measures in the Company’s financial statements are included in the financial data (Table 4) accompanying this press release.

At-the-Market Common Equity Program

The Company has available an at-the-market (“ATM”) common equity program that provides for the sale of up to 4 million shares of common stock.  Sales under this ATM program are dependent on a variety of factors, including, among others, market conditions, the trading price of the Company’s common stock, the Company’s liquidity position and the potential use of proceeds.  The Company’s outlook does not currently anticipate any share issuances under its ATM program.

2016 Outlook

The estimates and assumptions presented below are forward looking and are based on the Company’s future view of the apartment markets and of general economic conditions, as well as other risks outlined below under the caption “Forward-Looking Statements.”  There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth below.  The Company assumes no obligation to update this guidance in the future.

Based on its current outlook, the Company anticipates that FFO and AFFO per diluted share for the full year 2016 will be in the range set forth below.  Adjusted Funds from Operations (“AFFO”) per share is defined as FFO per share less operating property capital expenditures after adjusting for the impact of non-cash straight-line long-term ground lease expense and debt extinguishment losses, if any.

Current Outlook
FFO, per share	$3.10 - $3.22
AFFO, per share	$2.63 - $2.75

Same Store Growth
Revenue	2.6% - 3.2%
Operating Expenses	3.4% - 4.0%
Net Operating Income	1.7% - 3.1%

The above estimates are also based on the following assumptions:

•

At the mid-point of the estimated range of same store operating expenses, property taxes are projected to rise approximately 5.8% in 2016, relatively consistent with the increase in 2015; excluding property taxes, same store operating expenses are expected to increase approximately 2.2% at the mid-point of the estimated range;

•	Net operating income from lease up properties, net of operating deficits, is projected to contribute approximately $0.05 per diluted share to FFO at the mid-point of the estimated range;
•	Annually recurring and periodically recurring capital expenditures in 2016 are projected to be relatively consistent with 2015 at the mid-point of the estimated range of AFFO;
•	Revenue-generating capital expenditures in 2016 are projected to increase only modestly, as compared to 2015;
•

In the aggregate, general and administrative expenses, corporate property management expenses, and investment and development expenses (before amounts capitalized to development projects) are projected to increase approximately 1.5% at the mid-point of the estimated range of FFO;

•	Other expenses are anticipated to include approximately $0.4 million of costs relating to the initial implementation of a new human resource information system in the first seven months of 2016;
•

Capitalized interest and development overhead costs are projected to positively contribute approximately $0.06 per diluted share to FFO at the mid-point of the estimated range, offset by approximately $0.02 per diluted share of increased interest costs attributable to increased line of credit borrowings to fund development and construction expenditures and repurchases of common stock;

•	Development and construction expenditures are projected to be approximately $150 million to $170 million in 2016, currently expected to be funded with available cash and line of credit borrowings;
•	No additional development starts or acquisition or disposition activities are currently assumed in the Company’s guidance during 2016; and
•

Weighted average diluted shares are projected to be approximately 54.1 million for the full year 2016, with no additional share repurchases assumed at the mid-point of the Company’s guidance, compared to 54.6 million shares in 2015.

The Company anticipates that net income available to common shareholders will be in the range of $1.36 to $1.50 per diluted share, for the full year 2016. The difference between net income available to common shareholders and FFO per diluted share is depreciation on real estate assets, which is anticipated to be $1.72 to $1.74 per diluted share. The difference between FFO and AFFO per diluted share is operating property capital expenditures after adjusting for the impact of non-cash straight-line long-term ground lease expense.  Those operating property capital expenditures, net of the ground lease adjustment, are anticipated to total approximately $0.47 per diluted share at the mid-point of the estimated range of AFFO.

The Company’s operating results in the first quarter of 2016 are expected to be impacted by typical seasonal factors, including the resetting upward of annual accruals for property taxes.  The Company’s operating results in the first quarter of 2016 are also expected to be impacted by higher compensation expenses resulting, in part, from the vesting of annual long-term compensation awards for certain officers who have reached the age of retirement under the Company’s stock compensation plans.

Supplemental Financial Data

The Company also produces Supplemental Financial Data that includes detailed information regarding the Company’s operating results, investment activity, financing activity, balance sheet and properties.  This Supplemental Financial Data is considered an integral part of this earnings release and is available on the Company’s website.  The Company’s Earnings Release and the Supplemental Financial Data are available through the Investors/Financial Reports/Quarterly and Other Reports section of the Company’s website at www.postproperties.com.

The ability to access the attachments on the Company’s website requires the Adobe Acrobat Reader, which may be downloaded at http://get.adobe.com/reader/.

Non-GAAP Financial Measures and Other Defined Terms

The Company uses certain non-GAAP financial measures and other defined terms in this press release and in its Supplemental Financial Data available on the Company’s website.  The non-GAAP financial measures include FFO, Adjusted Funds from Operations (“AFFO”), net operating income, same store capital expenditures, and certain debt statistics and ratios.  The definitions of these non-GAAP financial measures are listed below and on page 19 of the Supplemental Financial Data.  The Company believes that these measures are helpful to investors in measuring financial performance and/or liquidity and comparing such performance and/or liquidity to other REITs.

Funds from Operations – The Company uses FFO as an operating measure. The Company uses the NAREIT definition of FFO. FFO is defined by NAREIT to mean net income (loss) available to common shareholders determined in accordance with GAAP, excluding gains (or losses) from extraordinary items and sales of depreciable operating property, plus depreciation and amortization of real estate assets, non-cash impairment charges on depreciable real estate, and after adjustment for unconsolidated partnerships and joint ventures all determined on a consistent basis in accordance with GAAP. FFO presented in the Company’s press release and Supplemental Financial Data is not necessarily comparable to FFO presented by other real estate companies because not all real estate companies use the same definition. The Company’s FFO is comparable to the FFO of real estate companies that use the current NAREIT definition.

Accounting for real estate assets using historical cost accounting under GAAP assumes that the value of real estate assets diminishes predictably over time. NAREIT stated in its April 2002 White Paper on Funds from Operations that “since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.” As a result, the concept of FFO was created by NAREIT for the REIT industry to provide an alternate measure. Since the Company agrees with the concept of FFO and appreciates the reasons surrounding its creation, the Company believes that FFO is an important supplemental measure of operating performance.

In addition, since most equity REITs provide FFO information to the investment community, the Company believes that FFO is a useful supplemental measure for comparing the Company’s results to those of other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to FFO.

Adjusted Funds From Operations – The Company also uses AFFO as an operating measure. AFFO is defined as FFO less operating capital expenditures and after adjusting for the impact of non-cash straight-line long-term ground lease expense, non-cash impairment charges, debt extinguishment gains (losses) and preferred stock redemption costs. The Company believes that AFFO is an important supplemental measure of operating performance for an equity REIT because it provides investors with an indication of the REIT’s ability to fund its operating capital expenditures through earnings. In addition, since most equity REITs provide AFFO information to the investment community, the Company believes that AFFO is a useful supplemental measure for comparing the Company to other equity REITs.  The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to AFFO.

Property Net Operating Income (“NOI”) – The Company uses property NOI, including same store NOI and same store NOI by market, as an operating measure. NOI is defined as rental and other revenues from real estate operations less total property and maintenance expenses from real estate operations (exclusive of depreciation and amortization). The Company believes that NOI is an important supplemental measure of operating performance for a REIT’s operating real estate because it provides a measure of the core operations, rather than factoring in depreciation and amortization, financing costs and general and administrative expenses generally incurred at the corporate level. This measure is particularly useful, in the opinion of the Company, in evaluating the performance of geographic operations, same store groupings and individual properties. Additionally, the Company believes that NOI, as defined, is a widely accepted measure of comparative operating performance in the real estate investment community. The Company believes that the line on its consolidated statement of operations entitled “net income” is the most directly comparable GAAP measure to NOI.

Same Store Capital Expenditures – The Company uses same store annually recurring and periodically recurring capital expenditures as cash flow measures. Same store annually recurring and periodically recurring capital expenditures are supplemental non-GAAP financial measures. The Company believes that same store annually recurring and periodically recurring capital expenditures are important indicators of the costs incurred by the Company in maintaining its same store communities on an ongoing basis. The corresponding GAAP measures include information with respect to the Company’s other operating segments consisting of newly stabilized communities, lease-up communities, held for sale communities, sold communities and commercial properties in addition to same store information. Therefore, the Company believes that the Company’s presentation of same store annually recurring and periodically recurring capital expenditures is necessary to demonstrate same store replacement costs over time. The Company believes that the most directly comparable GAAP measure to same store annually recurring and periodically recurring capital expenditures is the line on the Company’s consolidated statements of cash flows entitled “property capital expenditures,” which also includes revenue generating capital expenditures.

Debt Statistics and Debt Ratios – The Company uses a number of debt statistics and ratios as supplemental measures of liquidity. The numerator and/or the denominator of certain of these statistics and/or ratios include non-GAAP financial measures that have been reconciled to the most directly comparable GAAP financial measure. These debt statistics and ratios include: (1) interest coverage ratios; (2) fixed charge coverage ratios; (3) total debt as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt);  (4) total debt plus preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (5) a ratio of consolidated debt to total assets; (6) a ratio of secured debt to total assets; (7) a ratio of total unencumbered assets to unsecured debt; (8) a ratio of consolidated income available for debt service to annual debt service charge; and (9) a debt to annualized income available for debt service ratio. A number of these debt statistics and ratios are derived from covenants found in the Company’s debt agreements, including, among others, the Company’s senior unsecured notes. In addition, the Company presents these measures because the degree of leverage could affect the Company’s ability to obtain additional financing for working capital, capital expenditures, acquisitions, development or other general corporate purposes. The Company uses these measures internally as an indicator of liquidity, and the Company believes that these measures are also utilized by the investment and analyst communities to better understand the Company’s liquidity.

The Company uses income available for debt service to calculate certain debt ratios and statistics.  Income available for debt service is defined as net income (loss) before interest, taxes, depreciation, amortization, gains on sales of real estate assets, non-cash impairment charges and other non-cash income and expenses.  Income available for debt service is a supplemental measure of operating performance that does not represent and should not be considered as an alternative to net income or cash flow from operating activities as determined under GAAP, and the Company’s calculation thereof may not be comparable to similar measures reported by other companies, including EBITDA or Adjusted EBITDA.

Property Operating Statistics – The Company uses average economic occupancy, gross turnover, net turnover and percentage increases in rent for new and renewed leases as statistical measures of property operating performance.  The Company defines average economic occupancy as gross potential rent plus other rental fees less vacancy losses, model expenses and bad debt expenses divided by gross potential rent for the period, expressed as a percentage. Gross turnover is defined as the percentage of leases expiring during the period that are not renewed by the existing residents. Net turnover is defined as gross turnover decreased by the percentage of expiring leases where the residents transfer to a new apartment unit in the same community or in another Post® community. The percentage increases in rent for new and renewed leases are calculated using the respective new or renewed rental rate as of the date of a new lease, as compared with the previous rental rate on that same unit.

Conference Call Information

The Company will hold its quarterly conference call on Friday, February 5, 2016 at 10:00 a.m. ET. The telephone numbers are 888-461-2024 for US and Canada callers and 719-325-2429 for international callers.  The access code is 4293365.  The conference call will be open to the public and can be listened to live on Post’s website at www.postproperties.com. Click Investors in the top menu, then select either Investor’s Overview or Events Calendar.

The replay will begin at 1:00 p.m. ET on Friday, February 5, and will be available until Friday, February 12, at 1:00 p.m. ET.  The telephone numbers for the replay are 888-203-1112 for US and Canada callers and 719-457-0820 for international callers.  The access code for the replay is 4293365.  A replay of the call also will be archived on Post’s website under Investors/Audio Archives.

About Post

Post Properties, founded more than 40 years ago, is a leading developer and operator of upscale multifamily communities. Operating as a real estate investment trust (“REIT”), the Company focuses on developing and managing Post® branded high density urban and resort-style garden apartments.  Post Properties is headquartered in Atlanta, Georgia, and has operations in ten markets across the country.

Post Properties has interests in 24,162 apartment units in 61 communities, including 1,471 apartment units in four communities held in unconsolidated entities and 2,630 apartment units in seven communities currently under development or in lease-up.

Forward-Looking Statements

Certain statements made in this press release and other written or oral statements made by or on behalf of the Company, may constitute “forward-looking statements” within the meaning of the federal securities laws.  Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws.  Examples of such statements in this press release and in the Company’s outlook include, expectations regarding apartment market conditions, expectations regarding future operating conditions, including the Company’s current outlook as to expected funds from operations, adjusted funds from operations, revenue, operating expenses, net operating income, capital expenditures, depreciation, gains on sales and net income, anticipated development activities (including projected construction expenditures and timing), expectations regarding apartment community sales and the use of proceeds thereof, expectations regarding use of proceeds from unsecured bank credit facilities, expectations regarding share repurchases, and expectations regarding offerings of the Company’s common stock and the use of proceeds thereof.  All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected.  Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements.  These statements are based on current expectations and speak only as of the date of such statements.  The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

The following are some of the factors that could cause the Company’s actual results and its expectations to differ materially from those described in the Company’s forward-looking statements: the success of the Company’s business strategies discussed in its Annual Report on Form 10-K for the year ended December 31, 2014 and in subsequent filings with the SEC; conditions affecting ownership of residential real estate and general conditions in the multi-family residential real estate market; uncertainties associated with the Company’s real estate development and construction; uncertainties associated with the timing and amount of apartment community sales; exposure to economic and other competitive factors due to market concentration; future local and national economic conditions, including changes in job growth, interest rates, the availability of mortgage and other financing and related factors;  the Company’s ability to generate sufficient cash flows to make required payments associated with its debt financing; the effects of the Company’s leverage on its risk of default and debt service requirements; the impact of a downgrade in the credit rating of the Company’s securities; the effects of a default by the Company or its subsidiaries on an obligation to repay outstanding indebtedness, including cross-defaults and cross-acceleration under other indebtedness; the effects of covenants of the Company’s or its subsidiaries’ mortgage indebtedness on operational flexibility and default risks; the Company’s ability to maintain its current dividend level; uncertainties associated with the Company’s condominium for-sale housing business, including warranty and related obligations; the impact of any additional charges the Company may be required to record in the future related to any impairment in the carrying value of its assets; the impact of competition on the Company’s business, including competition for residents in the Company’s apartment communities and for development locations; the Company’s ability to compete for limited investment opportunities; the effects of any decision by the government to eliminate Fannie Mae or Freddie Mac or reduce government support for apartment mortgage loans; the effects of changing interest rates and effectiveness of interest rate hedging contracts; the success of the Company’s acquired apartment communities; the Company’s ability to succeed in new markets; the costs associated with compliance with laws requiring access to the Company’s properties by persons with disabilities; the impact of the Company’s ongoing litigation with the U.S. Department of Justice regarding the Americans with Disabilities Act and the Fair Housing Act as well as the impact of other litigation; the effects of losses from natural catastrophes in excess of insurance coverage; uncertainties associated with environmental and other regulatory matters; the costs associated with moisture infiltration and resulting mold remediation; the Company’s ability to control joint ventures,  properties in which it has joint ownership and corporations and limited partnership in which it has partial interests; the Company’s ability to renew leases or relet units as leases expire; the Company’s ability to continue to qualify as a REIT under the Internal Revenue Code; the effects of changes in accounting policies and other regulatory matters detailed in the Company’s filings with the Securities and Exchange Commission; increased costs arising from health care reform; and any breach of the Company’s privacy or information security systems.  Other important risk factors regarding the Company are included under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and may be discussed in subsequent filings with the SEC.  The risk factors discussed in the Form 10-K under the caption “Risk Factors” are specifically incorporated by reference into this press release.

Financial Highlights

(Unaudited; in thousands, except per share and unit amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2015	2014	2015	2014
OPERATING DATA
Total revenues	$97,377	$92,813	$384,006	$377,812
Net income available to common shareholders	$20,001	$18,537	$76,935	$211,432
Funds from operations available to common
shareholders and unitholders (Table 1)	$42,521	$40,135	$162,702	$133,139

Weighted average shares outstanding - diluted	53,955	54,394	54,306	54,353
Weighted average shares and units outstanding - diluted	54,076	54,515	54,427	54,483

PER COMMON SHARE DATA - DILUTED
Net income available to common shareholders	$0.37	$0.34	$1.41	$3.88

Funds from operations available to common
shareholders and unitholders (Table 1) (1)	$0.78	$0.73	$2.98	$2.44

Dividends declared	$0.44	$0.40	$1.72	$1.56

1)

Funds from operations available to common shareholders and unitholders per share was computed using weighted average shares and units outstanding, including the impact of dilutive securities totaling 19 and 46 for the three months and 16 and 91 for the year ended December 31, 2015 and 2014, respectively.  Additionally, diluted weighted average shares and units included the impact of non-vested shares and units totaling 136 and 128 for the three months and 132 and 125 for the year ended December 31, 2015 and 2014, respectively, for the computation of FFO per share.  Such non-vested shares and units are considered in the income per share computations under GAAP using the “two-class method.”

Table 1

Reconciliation of Net Income Available to Common Shareholders to

Funds From Operations Available to Common Shareholders and Unitholders

(Unaudited; in thousands, except per share and unit amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2015	2014	2015	2014
Net income available to common shareholders	$20,001	$18,537	$76,935	$211,432
Noncontrolling interests - Operating Partnership Unitholders	44	45	170	509
Depreciation on consolidated real estate assets, net	22,175	20,804	85,872	83,599
Depreciation on real estate assets held in
unconsolidated entities	301	299	1,200	1,181
Gains on sales of depreciable real estate assets	-	-	(1,475)	(188,106)
Noncontrolling interest share of gains on sales of depreciable
real estate assets	-	-	-	24,074
Non-cash impairment charge on depreciable real estate	-	450	-	450
Funds from operations available to common
shareholders and unitholders	$42,521	$40,135	$162,702	$133,139

Funds from operations available to common
shareholders and unitholders - core operations	$42,521	$39,452	$162,702	$130,875
Funds from operations available to common
shareholders and unitholders - condominiums	-	683	-	2,264
Funds from operations available to common
shareholders and unitholders	$42,521	$40,135	$162,702	$133,139

Funds from operations - per share and unit - diluted (1)	$0.78	$0.73	$2.98	$2.44
Funds from operations per share and unit - core operations	$0.78	$0.72	$2.98	$2.40
Weighted average shares and units outstanding - diluted (1)	54,212	54,643	54,559	54,608

1)

Diluted weighted average shares and units include the impact of dilutive securities totaling 19 and 46 for the three months and 16 and 91 for the year ended December 31, 2015 and 2014, respectively.  Additionally, diluted weighted average shares and units included the impact of non-vested shares and units totaling 136 and 128 for the three months and 132 and 125 for the year ended December 31, 2015 and 2014, respectively, for the computation of FFO per share.  Such non-vested shares and units are considered in the income per share computations under GAAP using the “two-class method.”

Table 2

Reconciliation of Same Store Net Operating Income (NOI) to GAAP Net Income

(Unaudited; In thousands)

	Three months ended			Year ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2015	2014	2015	2015	2014
Total same store NOI	$52,976	$51,753	$52,038	$206,325	$201,962
Property NOI from other operating segments	3,102	1,851	2,685	11,116	11,899
Consolidated property NOI	56,078	53,604	54,723	217,441	213,861
Add (subtract):
Interest income	10	41	34	168	135
Other revenues	285	316	337	1,209	992
Depreciation	(22,710)	(21,145)	(22,073)	(87,458)	(84,759)
Interest expense	(7,814)	(8,751)	(7,927)	(31,587)	(40,286)
Amortization of deferred financing costs	(433)	(429)	(432)	(1,747)	(2,282)
General and administrative	(4,569)	(5,020)	(4,622)	(18,558)	(17,898)
Investment and development	(33)	(206)	(73)	(616)	(2,366)
Other investment costs	(66)	(61)	(165)	(519)	(768)
Severance, impairment and other	-	(513)	-	-	(2,266)
Equity in income of unconsolidated
real estate entities, net	640	380	603	2,208	1,788
Gains on sales of real estate assets, net	-	683	-	1,475	190,370
Other income (expense), net	(421)	605	(215)	(1,026)	19
Net loss on extinguishment of indebtedness	-	-	-	(197)	(18,357)
Net income	$20,967	$19,504	$20,190	$80,793	$238,183

Table 3

Same Store Net Operating Income (NOI) and Average Rental Rate per Unit by Market

(In thousands)

	Three months ended			Q4 '15	Q4 '15	Q4 '15
	December 31,	December 31,	September 30,	vs. Q4 '14	vs. Q3 '15	% Same
	2015	2014	2015	% Change	% Change	Store NOI
Rental and other revenues
Atlanta	$ 22,614	$ 21,807	$ 22,665	3.7%	(0.2)%
Dallas	18,858	18,204	19,013	3.6%	(0.8)%
Houston	2,925	2,880	2,949	1.6%	(0.8)%
Austin	4,498	4,367	4,452	3.0%	1.0%
Washington, D.C.	15,504	15,226	15,700	1.8%	(1.2)%
Tampa	9,744	9,416	9,701	3.5%	0.4%
Orlando	4,187	4,041	4,201	3.6%	(0.3)%
Charlotte	6,978	6,822	7,044	2.3%	(0.9)%
Total rental and other revenues	85,308	82,763	85,725	3.1%	(0.5)%

Property operating and maintenance
expenses (exclusive of depreciation
and amortization)
Atlanta	8,982	8,525	8,621	5.4%	4.2%
Dallas	8,553	7,957	8,281	7.5%	3.3%
Houston	915	1,123	1,308	(18.5)%	(30.0)%
Austin	1,926	1,927	2,230	(0.1)%	(13.6)%
Washington, D.C.	4,919	5,059	6,089	(2.8)%	(19.2)%
Tampa	3,160	2,930	3,381	7.8%	(6.5)%
Orlando	1,579	1,442	1,548	9.5%	2.0%
Charlotte	2,298	2,047	2,229	12.3%	3.1%
Total	32,332	31,010	33,687	4.3%	(4.0)%

Net operating income
Atlanta	13,632	13,282	14,044	2.6%	(2.9)%	25.7%
Dallas	10,305	10,247	10,732	0.6%	(4.0)%	19.5%
Houston	2,010	1,757	1,641	14.4%	22.5%	3.8%
Austin	2,572	2,440	2,222	5.4%	15.8%	4.9%
Washington, D.C.	10,585	10,167	9,611	4.1%	10.1%	20.0%
Tampa	6,584	6,486	6,320	1.5%	4.2%	12.4%
Orlando	2,608	2,599	2,653	0.3%	(1.7)%	4.9%
Charlotte	4,680	4,775	4,815	(2.0)%	(2.8)%	8.8%
Total same store NOI	$ 52,976	$ 51,753	$ 52,038	2.4%	1.8%	100.0%

Average rental rate per unit
Atlanta	$ 1,416	$ 1,362	$ 1,405	4.0%	0.8%
Dallas	1,294	1,254	1,289	3.2%	0.4%
Houston	1,494	1,506	1,496	(0.8)%	(0.2)%
Austin	1,586	1,573	1,583	0.8%	0.2%
Washington, D.C.	1,884	1,928	1,890	(2.3)%	(0.3)%
Tampa	1,491	1,434	1,478	4.0%	0.9%
Orlando	1,500	1,440	1,484	4.2%	1.1%
Charlotte	1,308	1,277	1,310	2.4%	(0.1)%
Total average rental rate per unit	1,465	1,434	1,459	2.2%	0.4%

Table 3 (con’t)

Same Store Net Operating Income (NOI) and Average Rental Rate per Unit by Market

(In thousands)

	Year ended
	December 31,	December 31,	%
	2015	2014	Change
Rental and other revenues
Atlanta	$ 89,632	$ 85,721	4.6%
Dallas	74,740	72,278	3.4%
Houston	11,609	11,663	(0.5)%
Austin	17,635	17,542	0.5%
Washington, D.C.	61,679	61,274	0.7%
Tampa	38,589	37,465	3.0%
Orlando	16,539	16,008	3.3%
Charlotte	27,707	27,085	2.3%
Total rental and other revenues	338,130	329,036	2.8%

Property operating and maintenance
expenses (exclusive of depreciation
and amortization)
Atlanta	35,107	33,979	3.3%
Dallas	33,289	31,487	5.7%
Houston	4,648	4,740	(1.9)%
Austin	8,355	7,794	7.2%
Washington, D.C.	22,029	21,172	4.0%
Tampa	13,179	13,560	(2.8)%
Orlando	6,168	5,885	4.8%
Charlotte	9,030	8,457	6.8%
Total	131,805	127,074	3.7%

Net operating income
Atlanta	54,525	51,742	5.4%
Dallas	41,451	40,791	1.6%
Houston	6,961	6,923	0.5%
Austin	9,280	9,748	(4.8)%
Washington, D.C.	39,650	40,102	(1.1)%
Tampa	25,410	23,905	6.3%
Orlando	10,371	10,123	2.4%
Charlotte	18,677	18,628	0.3%
Total same store NOI	$ 206,325	$ 201,962	2.2%

Average rental rate per unit
Atlanta	$ 1,396	$ 1,333	4.7%
Dallas	1,280	1,243	3.0%
Houston	1,503	1,480	1.6%
Austin	1,577	1,577	0.0%
Washington, D.C.	1,895	1,940	(2.3)%
Tampa	1,467	1,420	3.3%
Orlando	1,474	1,434	2.8%
Charlotte	1,301	1,261	3.2%
Total average rental rate per unit	1,453	1,421	2.3%

Table 4

Computation of Debt Ratios

(In thousands)

	As of December 31,
	2015	2014
Total real estate assets per balance sheet	$2,203,193	$2,128,767
Plus:
Company share of real estate assets held in unconsolidated entities	57,468	57,554
Company share of accumulated depreciation - assets held in unconsolidated entities	15,797	14,183
Accumulated depreciation per balance sheet	1,023,652	937,310
Accumulated depreciation on assets held for sale	-	207
Total undepreciated real estate assets (A)	$3,300,110	$3,138,021

Total debt per balance sheet	$889,537	$892,459
Plus:
Company share of third party debt held in unconsolidated entities	49,531	49,531
Total debt (adjusted for joint venture partners' share of debt) (B)	$939,068	$941,990

Total debt as a % of undepreciated real estate assets (adjusted for joint venture
partners' share of debt) (B÷A)	28.5%	30.0%

Total debt per balance sheet	$889,537	$892,459
Plus:
Company share of third party debt held in unconsolidated entities	49,531	49,531
Preferred shares at liquidation value	43,392	43,392
Total debt and preferred equity (adjusted for joint venture partners'
share of debt) (C)	$982,460	$985,382

Total debt and preferred equity as a % of undepreciated real estate assets
(adjusted for joint venture partners' share of debt) (C÷A)	29.8%	31.4%